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                                                              EXHIBIT 99

CONTACT:   DAVID W. KARSTEN                         TFC ENTERPRISES, INC.
           757-858-4054                                      NEWS RELEASE


*FOR IMMEDIATE RELEASE*

TFC ENTERPRISES ANNOUNCES PROGRESS ON NEW CREDIT FACILITY

        NORFOLK, VA, February 4, 1997 /PRNewswire/ -- TFC Enterprises, Inc. (NASDAQ: TFCE) today announced that its subsidiary First Community Finance
(FCF) had executed a commitment letter with Hibernia National Bank's Commercial Finance Unit for a new credit facility to fund FCF's expanding consumer finance business. Under the terms of the commitment, the bank would provide a $15 million credit line for three years. This new facility would represent the first direct external financing for FCF since the company began operations in 1995.

        "We are extremely pleased with the progress toward this new credit line" said Robert S. Raley, Chairman and CEO of TFC Enterprises. He added that "this new facility will provide the funding that gives FCF the opportunity to achieve its business plan and will also free up capital for redeployment to other operations of the Company."

        TFC Enterprises, Inc., through its wholly-owned subsidiary The Finance Company specializes in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers. Through First Community Finance, Inc., TFC Enterprises, Inc. is

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involved in the direct origination and servicing of small consumer loans. Based in Norfolk, VA, TFC Enterprises, Inc., has offices of The Finance Company in Dallas, TX; Jacksonville, FL; and San Diego, CA, in addition to Norfolk; and offices of First Community Finance throughout Virginia and North Carolina.

        Although the Company has executed the commitment letter with Hibernia, given the uncertainties associated with the negotiations still to occur, it cannot offer any assurance that it will be able to enter into a definitive loan agreement on terms consistent with the commitment letter.

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